Exhibit 5.5

CONSENT OF HASSAN GHAFFARI

The undersigned hereby consents to:

(i)

the incorporation by reference into the registration statement on Form F-10 (the “Form F-10”) of SilverCrest Metals Inc. (the “Company”) being filed with the United States Securities and Exchange Commission of the technical report entitled “Technical Report and Preliminary Economic Assessment for the Las Chispas Property, Sonora, Mexico”, effective May 15, 2019, as amended and dated July 19, 2019 (the “Preliminary Economic Assessment”);

(ii)	the use of the written disclosure derived from the Preliminary Economic Assessment in the Form F-10; and

(iii)	the use of my name in the Form F-10.

/s/ HASSAN GHAFFARI
Name: Hassan Ghaffari
Title: Director of Metallurgy, Tetra Tech Canada Inc.

Date: December 11, 2019